Exhibit 4.33

Media Service Framework Agreement

Party A: China Southern Airlines Company Limited

Party B: China Southern Airlines Group Culture and Media Co., Ltd.

Party A includes China Southern Airlines Company Limited and its wholly-owned and holding subsidiaries. Party B includes China Southern Airlines Group Culture and Media Co., Ltd. and its wholly-owned and holding subsidiaries.

Party A and Party B reached to the following framework agreement in respect of the following matters after arm’s length negotiation:

Chapter I	General

Section I

The scopes and contents of media services in this Framework Agreement include: Party B provides China Southern Airlines Company Limited with exclusive advertising agency services and its wholly-owned and holding subsidiaries with advertising agency services, the plotting, purchase and production agency services of Party A’s in-flight entertainment programs, channel publicity and production services, public relations services relating to recruitments and newspaper placement services, and businesses relating to other media services.

Section II

Advertising agency services represent that, in order to establish its corporate image, Party A promotes its passenger and cargo air transportation products and services and, subject to the agreed conditions in this Agreement, entrusts Party B to implement various kinds of services. Those services include that, based on the Party A’s marketing plan, to plan and distribute as agent domestic and foreign films and televisions, and design, produce, release and agent print and outdoor advertisement and other media advertisements; to plan and undertake various public relationship, promotion, investigation activities and exhibition and display; to design, produce, promote the CI system of CSA; to design packaging, decoration, environmental arts, crafts, industrial modeling and other; to design, produce and sale aviation souvenirs, advertising materials, activities promotion products, marketing feedback gifts and corporate image products; to exploit relevant cultural industry and other advertising and publicity matters, etc.

Section III

The agency services of plotting, purchase and production of Party A’s in-flight entertainment programs represent that Party B, on behalf of Party A, plots and purchases domestic and foreign films, televisions, news, entertainment, finance, sports and other kinds of programs and produce other relevant programs, as well as provides services relating to in-flight entertainment.

Section IV

Channel publicity and production services represent that Party B plots, designs, produces, broadcasts publicity programs based on Party A’s publicity requirements and publicity plan, and broadcasts as agreed on the “Outlook” channel and specially appointed channel, as well as conducts distribution service according to law.

Section V

Public relations services relating to recruitments represent that, in order to build brand and promote corporate image, Party A entrusts Party B to conduct the publicity of staff recruitment, on-site recruitment for each electoral district, logistics support for recruitment activities, execution of activities, production and coordination of television programs relating to recruitment, sales of gifts relating to staff recruitment, as well as other services in respect of recruitment.

Section VI

Newspaper placement services represent the services that Party A provides to Party B the specific implementation of placement of newspapers published by the subsidiaries of Party B in a place belongs to Party A. The newspapers and magazines published by Party B are the important publicity tools of China Southern Air Holding Limited Company, which provides publicity services for CSA.

Section VII

Party B provides Party A with newspapers available for reading; Party A helps Party B in respect of newspapers placement and deals with them regularly, while at the same time strictly controls the number and tapes of newspapers in the flight. Newspapers without “CN” shall not be placed in any passenger cabin belonging to Party A and in other public places.

Section VIII

Party A entrusts Party B to responsible for the production and purchase businesses of print media, such as thermal boarding pass, including placing of supply orders, tracking the status of orders, assisting users’ acceptance and payment collection and paying and other services.

Chapter II	Rights and Obligations

Section IX	Party A’s rights

1.

Party A shall be entitled to customize and adjust the annual advertising agency, the plotting, purchase, production of Party A’s in-flight entertainment programs, the working plan for staff recruitment and newspapers placement according to its operation requirement and shall be entitled to request Party B to implement as scheduled.

2.

Party A shall be entitled to determine matters relating to the content, form, media, spreading scope, words, layout, beginning and ending time of its publicity according to the requirement of its operating activities, and notify Party B the above decisions as annual plan. Temporal projects shall be notified to Party B 30 days in advance.

3.

Party A shall be entitled to participate in the relevant media purchase and price negotiation of Party B and shall be entitled to determine whether to accept the result of negotiation or not according to the relevant purchase requirements of Party A.

4.	Party A shall be entitled to request Party B to provide advertisement design, production, release and agency services of high quality that are in line with Party A’s corporate image.

5.

Party A shall be entitled to consider and approve the design, production, quotation of advising projects provided by Party B. Party A could choose third party to provide advertising services if Party B’s design and production of advertising projects are unable to meet Party A’s requirement or the quotation is higher than the market price.

6.	Party A shall be entitled to review the advertisements produced by Party B as agent before their release.

7.	Party A shall be entitled to request Party B to make economic compensation if Party B is unable to complete relevant projects according to Party A’s requirements on quality, time, etc.

8.

Party A shall be entitled to request Party B to report to Party A the framework of content and working plan for its written consent before implementation when Party B provides the plotting, purchase and production agency services of in-flight entertainment programs and public relations services relating to recruitment.

Section X	Party A’s obligations

1.

In order to facilitate Party B to act as agent for various advertisements hereunder, Party A shall provide Party B the business license, business license for air transport, proof materials for the authenticity of advertisements and other relevant information as required under the PRC Advertising Law.

2.	Party A shall be liable for the authenticity of the advertisements provided by it.

3.	Party A shall bear all the legal and economic liabilities arising from the breach of Party B to the extent it was incurred by Party A.

4.	Party A shall guarantee that it will assist Party B to perform this Agreement pursuant to the corresponding listing rules of the stock exchange on which its securities listed (“Listing Rules”).

Section XI	Party B’s rights

1.

Party B shall be eligible for the exclusive advertising agency of Party A subject to the agreed conditions hereunder. Where the design and production of advertising projects from Party B fail to meet the requirements from Party A or its quotation is higher than the market price, Party B agrees to waive the right of exclusive advertising agency service in respect of those projects and Party B may choose third parties to provide advertising agency services.

2.	Party B shall be entitled to put forward its own advice on the advertising plan prepared by Party A.

3.

Party B shall be entitled to examine the authenticity of advertisements provided by Party A and shall have the right to refuse to act as agent for advertisements which are inaccurate and with incomplete proof documents.

4.	Party B shall be entitled to charge agency fee, production fee and other fees for the services provided hereunder.

Section XII	Party B’s obligations

1.

Party B shall ensure that is has the approval documents and qualifications required to provide services set forth herein, and its execution and performance hereof shall not violate the provisions of laws, regulations and rules. Party B shall guarantee that it will assist Party A to perform this Agreement pursuant to the corresponding listing rules of the stock exchange on which its securities listed (the “Listing Rules”).

2.

Party B shall provide services in a timely manner in strict accordance with Party A’s annual business plan or the services matters specified in the written instructions of individual entrustment. Party B shall be liable for any liability arising from acts beyond the scope of Party A’s entrustment at its own risk.

3.	Party B shall finalize the plan within the specified time as required by Party A after the receipt of the entrustment notice and perform the plan after submitted to Party A for its review.

4.

Party B shall be liable for the legality of its advertisements and any infringement liability in respect of copyright, portrait right and other interest relating to that advertisement proposed by any third party shall be assumed by Party B.

5.

Party B shall be responsible for the whole process of media or media agencies’ selection, negotiation, purchase, execution and supervision as specified in contract and release advertisements in a timely manner. Party B shall formulate the supplier procurement management system, refine media suppliers’ selection, negotiation, purchase and execution process, define suppliers’ qualification standards, assets size and credit status, specify advertising purchase, the execution, performance of contracts and other procedures, purchase in strict compliance with regulations and rules, and carefully select advertising suppliers with considerable scale and rich experience.

6.

Upon the release of Party A’s advertisements where Party B acts as agent, Party B shall track and monitor the actual effect of the advertisement and report to Party A the monitoring report according to the development. The content of the monitoring report, as part of the settlement evidences between both parties, includes (but not limited to) the summary of release status of advertising positions, such as locations of advertising spaces, release date, release time, form of advertising, specification, number, etc.; and photos and pictures and other proof materials; the differences between the actual broadcast time and the scheduled time and to state the reason; the data of crowd who can receive the advertisements, etc.. Both parties may agree otherwise in the advertising agency agreement in respect of the providing time, specific form, and content of the monitoring report according to the actual condition.

7.

Party B shall keep confidential the content of advertising business entrusted by Party A, and shall not disclose and publish the entrusted content to any third party. Party B shall bear all the liabilities for any legal liability or economic loss arising from the leakage of Party A’s advertising information in advance due to Party B.

8.

Party B shall be responsible for the legality of releasing advertisement through Party A’s advertising media. Any legal dispute incurred in the course of release for Party B’s reason shall be settled by Party B; any legal dispute incurred not because of Party B, Party B shall proactively assist Party A in dealing with and shall effectively maintain Party A’s image.

9.

Party B shall, based on the principle of mutual benefit, provide newspapers and magazines for reading in the passenger cabin to Party A; the hosting media of subsidiaries of Party B have been assuming the responsibility for external promotion of the corporate functions of China Southern Air Holding Limited Company and its members based on its initial founding concept. Party A being the major member of China Southern Air Holding Limited Company, the subsidiaries of Party B shall publicize Party A’s routes and aviation development on its hosting media.

10.

Party B shall bear the additional production and other fees for placing advertisement on Party A’s in-flight entertainment programs, facilities and other media; Party B agrees to sign specific agreement with Party A in respect of the income and expense incurred from services of public relations relating to recruitment to determine the way of allocation.

11.	If Party A customizes gifts from Party B, Party B shall design and produce gift patterns as required by Party A and print Party A’s logo on the gifts customized by Party A.

Chapter III	Advertising Rights

Section XIII

For all the advertisements produced by Party B acting as the agent of Party A under this Agreement, the copyrights therefrom shall belong to Party A. Party B shall not use it in other advertising agency other than this Agreement without consent from Party A.

Chapter IV	Annual Transaction Cap for Media Service

Section XIV

As confirmed by both parties, the annual transaction amount cap for media services business under this Agreement shall be RMB150 million in 2019, RMB170 million in 2020 and RMB190 million in 2021 (exclusive of tax).

Section XV

The actual transaction amount of both parties shall be executed according to the amount set forth on the individual business contract as otherwise signed between them. However, the actual media services fee actually incurred each year shall not exceed the annual transaction cap as agreed hereunder. Both Party A and Party B shall meet the requirements under relevant Listing Rules in the course of performing this Agreement.

Chapter V	Pricing and Payment for Media Services Fees

Section XVI

The pricing and charging standards for the services hereunder shall be determined by both parties when the single specific business occurs after arm’s length negotiation with reference to the market price.

Section XVII	The “market price” used herein refers to the price which is formulated independently by operators and formed through market competition.

Section XIII	The market price shall be determined in the following order:

1.

The price charged by independent third parties for the time being who provide the same kind of services under the normal condition in places or its surrounding areas where similar services are provided;

2.	The price charged by independent third parties for the time being who provide the same kind of services under the normal condition in the PRC.

Section XIX

Both parties shall review the pricing standards and way of payment for the next accounting year with reference to the relevant service contents provided hereunder before 31 December of each of the next three years, and shall sign the supplemental agreement. If both parties fail to reach to agreement in respect of the terms of supplemental agreement before the abovementioned time, the pricing standards and way of payment for that year shall be applied to the next accounting year.

Section XX

After Party A and Party B reach to agreement in respect of the specific media service matters, the business department of Party A shall be authorized to issue the “customer confirmation order” to Party B, and shall otherwise sign a separate and specific media service business contract, and both parties shall make payments as required by the specific contract. Party B undertakes that the media services related fees charged to Party A are based on the market price in the similar business as recognized by Party A.

Chapter VI	Duration and Variation of Agreement

Section XXI	This Agreement shall be effective from 1 January 2019 to 31 December 2021.

Section XXII

Unless otherwise required or requested by the Listing Rules applicable to Party A, both parties may sign a renewed agreement after written negotiation before 30 days prior to the expiry date of the validity.

Section XXIII	Party A and Party B may change or supplement the terms of this Agreement after arm’s length negotiation within the duration of this Agreement.

Section XXIV	Party A and Party B may terminate this Agreement in writing after arm’s length negotiation within the duration of this Agreement with notice to the other party 30 days in advance.

Chapter VII	Default Obligations

Section XXV

Party A and Party B shall strictly perform its obligations hereunder; otherwise it shall constitute a breach. The breaching party shall bear the corresponding liabilities in accordance with relevant requirements under the PRC Contract Law.

Chapter XIII	Others

Section XXVI	The execution, performance, interpretation and disputes in this Agreement shall apply to the PRC Law.

Section XXVII	This Agreement was made in four counterparts. Party A and Party B hold two counterparts and each one has the same legal effect.

(No text below)

Party A: China Southern Airlines Company Limited

Signature:

Date

Party B: Southern Airlines Culture and Media Co., Ltd.

Signature:

Date